EXHIBIT 2.5

CSI Wireless TM [LOGO] 4110 - 9th Street SE • Calgary • AB Canada • T2G 3C4 Phone (403) 259-3311 • Fax (403) 259-8866

August 4, 2006

Trace Technologies, LLC
4538 S. - 140th Street
Omaha, Nebraska 68137
Attn: President

Gabriel Technologies Corporation
4538 S. - 140th Street
Omaha, Nebraska 68137
Attn: President

Dear Sirs:

Re: Closing Date Change in Asset Purchase Agreement for CSI Wireless LLC Location-Tag Assets

Pursuant to Section 1.3 of the Asset Purchase Agreement dated July 25, 2006 among CSI Wireless, LLC (“CSI”), Trace Technologies, LLC (“Trace”) and Gabriel Technologies Corporation (“Gabriel”), (the “Asset Purchase Agreement”), the parties agree to change the Closing Date (as defined in the Asset Purchase Agreement), to Tuesday, August 8, 2006, or such other date as may be otherwise agreed to by CSI, Trace and Gabriel. In addition, the parties agree, if the Closing Date is August 8, 2006 in accordance with the above, with reference to those sections of the Asset Purchase Agreement (including without limitation its exhibits and schedules) that refer to Gabriel Shares and Pledged Shares, that the closing price of such shares shall be determined with reference to the closing price of Gabriel common shares on Friday, August 4, 2006, notwithstanding the parties’ prior agreement as to such reference date. All other terms and provisions of the Asset Purchase Agreement shall remain unchanged and in full force and effect. Please acknowledge your consent and agreement to the above by signing the acknowledgement below and faxing a copy of this letter back to our office as soon as conveniently possible.

Yours truly,

CSI Wireless LLC

Per:          /s/ Cameron Olson
Name: Cameron Olson
Office: President and CFO

I hereby acknowledge and consent to extending the
Closing Date of the Asset Purchase Agreement to
Tuesday, August 8, 2006, or such other date as may
be otherwise agreed to by CSI, Trace and Gabriel.

Dated this 4th day of August, 2006

Trace Technologies, LLC /s/ Keith R. Feilmeier Per: Name: Keith R. Feilmeier Title: CEO	Gabriel Technologies Corporation /s/ Keith R. Feilmeier Per: Name: Keith R. Feilmeier Title: CEO